CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 28 to the Registration Statement on Form N-6 (No. 333-64345 and No. 811-09017) (the “Registration Statement”) of our report dated February 24, 2022 relating to the financial statements of State Farm Life and Accident Assurance Company and consent to the use in the Registration Statement of our report dated April 28, 2022 relating to the financial statements of each of the subaccounts of State Farm Life and Accident Assurance Company Variable Life Separate Account indicated in our report. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 28, 2022